Exhibit 23.2

KPMG LLP

Suite 800

1225 17th Street

Denver, CO 80202-5598

Consent of Independent Auditors

We consent to the use of our report dated March 4, 2026, with respect to the consolidated financial statements of Lanteris Space Holdings, LLC, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado

March 30, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG

International Limited, a private English company limited by guarantee.